CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-21141) of Carson, Inc. of our report dated May 8, 1995, except as to the accounting change described in Note 15 which is as of June 30, 1997, appearing on page 24 of Item 8, of the Carson, Inc. Annual Report on Form 10-K/A for the transition period from April 1, 1996 to December 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 47 of such Form 10-K/A.

PRICE WATERHOUSE LLP

Atlanta, Georgia
October 6, 1997